                                                                    EXHIBIT 10.2


                              DEVELOPMENT AGREEMENT
                              ---------------------

         This Development Agreement (the "Agreement") is made as of the ____ day of August, 1997 between ALZA Corporation, a Delaware corporation ("ALZA"), and Crescendo Pharmaceuticals Corporation, a Delaware corporation ("Crescendo").


                                   BACKGROUND
                                   ----------

         A. Crescendo has been formed for the purpose of selecting and developing human pharmaceutical products, including products using ALZA Technology (as defined below) and commercializing such products, most likely through licensing to ALZA.

         B. ALZA is engaged in the business of performing research and development directed toward the development and commercialization of pharmaceutical products.

         C. Crescendo desires that ALZA perform, on behalf of Crescendo, research and development activities directed toward the selection and development of Crescendo Products (as defined below) and related activities.

         Now, therefore, the parties agree as follows:

         1.   Definitions.
              -----------

         For the purposes of this Agreement, the following terms shall have the meanings set forth below:

              1.1 "Affiliate" shall mean a corporation or any other entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the designated party. "Control" shall mean ownership of at least 50% of the shares of stock entitled to vote for the election of directors in the case of a corporation, and at least 50% of the interests in profits in the case of a business entity other than a corporation.

              1.2 "ALZA Technology" shall mean all Proprietary Rights, whether patented or unpatented, owned by, licensed to or controlled by ALZA, as of the date of this Agreement or during the term of this Agreement, including the Developed Technology and the Identified Product Technology.

              1.3 "Available Funds" shall mean, as of any date of determination, $300 million contributed to Crescendo by ALZA on or about August __, 1997, plus any investment income earned thereon, less (a) Crescendo's reasonable ongoing administrative expenses, (b) the Technology Fee and (c) reserves of up to $2 million.

              1.4 "Crescendo Product" shall mean an Identified Product, or another human pharmaceutical product which has been recommended by ALZA and accepted by Crescendo's independent Board of Directors for development as such under this Agreement.

              1.5    "Developed Technology" shall mean Proprietary Rights that
(a) are first generated, conceived or reduced to practice, as the case may be, by ALZA or by any third party in the course of performing activities undertaken pursuant to this Agreement or (b) are, in any manner, acquired by, or otherwise obtained on behalf of, Crescendo during the term of this Agreement from persons other than ALZA and are necessary or useful to the selection, development or commercialization of Crescendo Products or Technical Evaluation Products.

              1.6 "Developed Technology Product" shall mean any product (other than a Crescendo Product) (i) covered, at the time of sale in a country by one or more unexpired patents issued in such country that are included in Developed Technology and (ii) with respect to which ALZA receives any consideration.

              1.7 "Developed Technology Royalties" shall mean the payments made by ALZA to Crescendo with respect to Net Sales of Developed Technology Products.

              1.8 "Development Costs" shall mean the cost of the activities undertaken pursuant to this Agreement, determined in accordance with Exhibit A hereto.

              1.9 "Distribution" shall mean ALZA's distribution of all of the outstanding shares of Class A Common Stock of Crescendo to ALZA stockholders and debenture holders of record on August __, 1997.

              1.10 "Distribution Agreement" shall mean the Distribution Agreement dated as of the date hereof between ALZA and Crescendo.

              1.11 "FDA" shall mean the United States Food and Drug Administration or any successor agency whose clearance is necessary to market a Crescendo Product in the United States.

              1.12 "Identified Product Technology" shall mean all ALZA Technology existing on the effective date hereof relating to any Identified Product.

              1.13   "Identified Products" shall mean the following products:
OROS(R) oxybutynin, DUROS(TM) leuprolide, OROS(R) methylphenidate, IUTS progesterone, D-TRANS(TM) testosterone matrix, E-TRANS(TM) LHRH and E-TRANS(TM) (skin interface technology) insulin.

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              1.14   "License Option" shall mean the option granted to ALZA
pursuant to the License Option Agreement.

              1.15 "License Option Agreement" shall mean the License Option Agreement dated as of the date hereof between ALZA and Crescendo.

              1.16 "Major Market Country" shall mean any of the following countries: United States, France, Germany, Italy, Japan or the United Kingdom.

              1.17 "Net Sales" shall mean the total amount invoiced in United States dollars (or converted thereto in accordance with Section 7.6 hereof) on sales of a product by ALZA (or its Affiliates) or any ALZA sublicensee, distributor or marketing partner (or its Affiliates), to unrelated third parties such as wholesalers, hospitals and others, in bona fide arm's-length transactions, less the following deductions, in each case related specifically to the product in question and actually allowed and taken and not otherwise recovered by or reimbursed to ALZA (or its Affiliates) or such sublicensee, distributor or marketing partner (or its Affiliates): (i) trade, cash and quantity discounts; (ii) taxes on sales (such as sales or use taxes) to the extent added to the sales price and set forth separately as such in the total amount invoiced; (iii) freight, insurance and other transportation charges to the extent added to the sales price and set forth separately as such in the total amount invoiced; and (iv) amounts repaid or credited by reason of rejections, defects or returns or because of retroactive price reductions, chargebacks or rebates under government programs. Net Sales shall also include the fair market value of all other consideration received (a) by ALZA (or its Affiliates) with respect to their sales of the product to unrelated third parties other than sublicensees, distributors or marketing partners (or their Affiliates) or (b) by any ALZA sublicensee, distributor or marketing partner (or its Affiliates) with respect to their sales of the product to unrelated third parties, in each case whether such consideration is in cash, payment in kind, exchange or other form.

              1.18 "Product Candidate" shall mean a potential Crescendo Product for which ALZA proposes a Work Plan in accordance with Section 2.2.

              1.19 "Product Development Program" shall mean a program to develop a Crescendo Product.

              1.20 "Proprietary Rights" shall mean data, inventions, information, processes, know-how and trade secrets, and patents or patent applications claiming any of the foregoing, owned by, licensed to or controlled by a person and which such person has the right to license or sublicense. Proprietary Rights shall not include trademarks.

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              1.21   "Purchase Option" shall mean that certain option contained in Crescendo's Restated Certificate of Incorporation pursuant to which ALZA has the right to purchase all of the outstanding shares of Crescendo Class A Common Stock.

              1.22 "Technical Evaluation" shall mean a limited technical evaluation involving a proprietary Therapeutic Agent of a third party undertaken in order to determine the suitability of such Therapeutic Agent in an ALZA drug delivery system or to induce the third party to license the Therapeutic Agent to ALZA or Crescendo or otherwise collaborate with ALZA and Crescendo in the development of a product.

              1.23 "Technical Evaluation Product" shall mean a product, other than one which will become a Crescendo Product, for which Crescendo funds a Technical Evaluation.

              1.24 "Technical Evaluation Product Payments" shall mean the payments made by ALZA to Crescendo pursuant to Section 7.4 with respect to Net Sales of Technical Evaluation Products.

              1.25 "Technology Fee" shall mean payments to be made over a maximum period of three years by Crescendo to ALZA in exchange for ALZA granting Crescendo a license to use the Identified Product Technology.

              1.26 "Technology License Agreement" shall mean the Technology License Agreement dated as of the date hereof between ALZA and Crescendo.

              1.27 "Therapeutic Agent" shall mean a drug, protein, peptide, gene, compound or other pharmaceutically active ingredient.

              1.28   "TDC" shall mean Therapeutic Discovery Corporation.

              1.29 "Work Plan" shall mean a work plan including a cost estimate.

         2.   Product Development Program.
              ---------------------------

              2.1    Product Candidate Identification Process.  Within 30 days
                     ----------------------------------------
after the date of the Distribution and at least annually thereafter, ALZA shall provide Crescendo with a proposed Work Plan covering activities to be undertaken by ALZA to search for and identify Product Candidates for consideration by Crescendo under Section 2.2 and to identify potential Technical Evaluations for consideration by Crescendo under Section 2.4. Promptly after ALZA provides Crescendo with such proposed Work Plan, Crescendo shall notify ALZA of its acceptance or rejection of such proposed Work Plan.

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              2.2    Product Candidate Selection.
                     ---------------------------

                     (a) From time to time during the term of this Agreement, ALZA shall present Crescendo with Product Candidates recommended by ALZA for development as Crescendo Products, together with preliminary lifetime plans that provide, for each such Product Candidate, an estimate of the total Development Costs for the Product Development Program for such Product Candidate through FDA review for clearance to market the resulting product, milestones (including the timetable for the development of the resulting product), detailed Work Plans for the first proposed stage of the Product Development Program and any other factors that ALZA deemed appropriate to determine whether to recommend the Product Candidate for development.

                     (b) Promptly after ALZA recommends a Product Candidate for development to Crescendo, Crescendo shall notify ALZA in writing of its acceptance (in whole or in part) or rejection (in whole or in part) of the initial Work Plan included with such recommendation. Upon written acceptance (in whole or in part) of a Work Plan for a Product Candidate under this Section 2.2, such Product Candidate shall be deemed to be a Crescendo Product.

                     (c) If Crescendo fails to accept a recommended Product Candidate for development as a Crescendo Product within 120 days of recommendation by ALZA, then Crescendo shall have no rights with respect to such Product Candidate; provided, however, that, at any time during the term of this Agreement, Crescendo may request ALZA to perform a Product Development Program for such Product Candidate and ALZA shall undertake its duties with respect to such Product Development Program, all in accordance with this Section 2 and
Section 3, unless, at the time of such request, ALZA is then undertaking the development of such Product Candidate for its own account or with a third party, or ALZA is otherwise not permitted to undertake such development hereunder because of an arrangement with a third party.

              2.3    Identified Products.  As set forth in Section 4.1,
                     -------------------
Crescendo shall fund the Development Costs under ALZA-approved Work Plans for each of the Identified Products during the period from the date on which TDC ceased funding such products through October 31, 1997. On or before October 1, 1997, ALZA shall provide Crescendo with a proposed Work Plan and a lifetime plan for the continued development of each of the Identified Products. On or before October 31, 1997, Crescendo shall notify ALZA in writing of its acceptance (in whole or in part) or rejection (in whole or in part) thereof.


              2.4    Technical Evaluations.  From time to time during the term
                     ---------------------
of this Agreement, ALZA may provide Crescendo with a proposed Work Plan covering one or more Technical Evaluations with respect to potential Technical Evaluation Products. Promptly after ALZA provides Crescendo with such proposed Work Plan, Crescendo shall notify ALZA of its acceptance (in whole or in part) or rejection (in whole or in part) of such proposed Work Plan. ALZA may propose to Crescendo at any time that any Technical Evaluation Product become a Crescendo Product by complying with the procedures set forth in Section 2.2.

              2.5    Partial Acceptance.  If Crescendo accepts or rejects a Work
                     ------------------
Plan in part, ALZA may either (i) perform the activities under the Work Plan as approved by Crescendo or (ii) propose a modified Work Plan to Crescendo for approval.

         3.   Research and Development Programs; ALZA Services.
              ------------------------------------------------

              3.1    Product Development - Crescendo Obligations.  Once
                     -------------------------------------------
Crescendo accepts a Work Plan for a Crescendo Product or a Technical Evaluation pursuant to Section 2.2 or 2.4, Crescendo shall use diligent efforts to complete such Work Plan, as amended from time to time. Crescendo shall request that ALZA or a third party perform the activities under each such Work Plan; provided, however, that ALZA's prior written consent shall be required for a third party to perform any activities that involve ALZA Technology or that could affect ALZA's rights under any agreement between ALZA and Crescendo or ALZA's rights as holder of the Class B Common Stock of Crescendo. Crescendo shall use diligent efforts to cause each third party other than ALZA (or a third party engaged by ALZA) to perform diligently the activities assigned it under a Work Plan.

              3.2    Product Development - ALZA Obligations; Other ALZA
                     --------------------------------------------------
Activities.  Crescendo hereby engages ALZA to perform product identification,
----------
evaluation, research, development and related activities in accordance with the tasks assigned to ALZA under the Work Plans accepted under Section 2, and to undertake such other activities as the parties may agree. ALZA diligently shall perform or cause to be performed such activities. In connection therewith, ALZA shall make available such of its scientific, engineering, manufacturing and other personnel, and shall take such steps as it deems necessary in order to perform its obligations in accordance with the terms hereof, but ALZA is not obligated to devote any specific amount of time or resources to activities hereunder. ALZA shall have full discretion to determine from time to time the allocation of resources of ALZA (facilities, equipment and personnel) that are available for activities hereunder, and to determine from time to time the allocation of resources of ALZA among such activities. Crescendo understands, acknowledges and agrees that ALZA may devote substantial time and resources to research and development activities for other persons and for its own account, and as a result, ALZA may develop and commercialize, or have commercialized, products competitive with Crescendo Products, Technical Evaluation Products and Developed Technology Products.

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              3.3    Work Plans.  The parties understand and acknowledge that
                     ----------
it is difficult to predict accurately the activities that will be necessary to complete any Work Plan, including the Development Costs thereof, and that significant uncertainties exist in any product development effort. Crescendo and ALZA shall cooperate in good faith to devise mutually acceptable Work Plans for Product Development Programs, Technical Evaluations, candidate identification activities and such other activities as the parties may agree. ALZA and Crescendo shall review each such Work Plan from time to time, and with respect to a Work Plan for a Crescendo Product no less often than at the end of each stage of development, and shall revise each Work Plan as appropriate such that each Work Plan remains a best estimate of the work to be performed to complete the development objectives identified therein and of the Development Costs thereunder. Crescendo shall not be obligated to pay Development Costs in excess of those provided for in approved Work Plans, and ALZA shall not be obligated to perform work which would result in Development Costs exceeding those in approved Work Plans.

              3.4    Consultation.  Crescendo shall consult with ALZA and shall
                     ------------
review with ALZA from time to time the progress toward completion of the activities under the Work Plans for candidate identification activities and for each Crescendo Product and Technical Evaluation, including without limitation, the status in each country for each Crescendo Product for which marketing clearance is being sought.

              3.5    Third Party Rights.  Subject to the terms and conditions of
                     ------------------
this Agreement, Crescendo shall have discretion to attempt to obtain, using Available Funds, any Proprietary Rights from any third party that Crescendo reasonably determines to be necessary or useful to conduct any Product Development Program, Technical Evaluation or related activities under this Agreement. Such Proprietary Rights shall be included in the Developed Technology. The costs of obtaining any such Proprietary Rights shall be included in the calculation of Development Costs paid by Crescendo pursuant to this Agreement.

              3.6    Development Assets.  ALZA shall own and have the right to
                     ------------------
use any clinical supplies, materials and other assets purchased, manufactured or developed pursuant to approved Work Plans ("Development Assets") and, until such time as the License Option is exercised with respect to the product to which any particular Development Asset pertains, shall use such Development Assets solely in the development of Crescendo Products under approved Work Plans.

              3.7    No Use of Available Funds After Expiration of License
                     -----------------------------------------------------
Option.  After such time as the License Option for a Crescendo Product in a
------
country expires
unexercised as to such country, no additional Available Funds shall be expended for the development of such Crescendo Product for sale in such country.

              3.8    Notices.  ALZA shall notify Crescendo within three business
                     -------
days after ALZA receives notice of clearance to market any Crescendo Product in any country. ALZA shall promptly notify Crescendo of the first commercial sale of a Crescendo Product, Developed Technology Product or Technical Evaluation Product in any country.

         4.   Payment For Services; Timing of Payments.
              ----------------------------------------

              4.1    Payment of Development Costs.  In consideration of the
                     ----------------------------
work to be carried out by ALZA hereunder, Crescendo shall reimburse ALZA for all Development Costs incurred by ALZA in accordance with accepted Work Plans. Crescendo shall also reimburse ALZA for Development Costs incurred with respect to the Identified Products from the date on which TDC ceased funding the development of such products through October 31, 1997 in accordance with the ALZA-approved Work Plans for such products in effect as of the date hereof.

              4.2    Timing of Payments.  Crescendo shall pay to ALZA monthly,
                     ------------------
in arrears, all such Development Costs incurred by ALZA during the preceding calendar month, within 30 days after ALZA's invoice therefor.

              4.3    Sufficiency of Funds.  Neither Crescendo nor ALZA makes any
                     --------------------
warranty, express or implied, that Available Funds will be sufficient to complete the development of any or all Crescendo Products or the other activities contemplated hereunder.

         5.   Reports and Records.
              -------------------

              5.1    Product Development Program Reports.  Within 45 days after
                     -----------------------------------
the end of each calendar quarter, ALZA shall provide to Crescendo, and Crescendo shall require each third party engaged by Crescendo pursuant to Section 3.1 to provide to Crescendo and to ALZA, a reasonably detailed report setting forth (a) a summary of the work performed hereunder by ALZA or such third party, as appropriate, and its employees and agents during such quarter; and (b) the total Development Costs of such activities during such quarter and cumulatively to date, for each Work Plan.

              5.2    Available Funds Statement.  Within 45 days after the end of
                     -------------------------
each calendar quarter, Crescendo shall provide to ALZA a statement setting forth, as of the end of such quarter, the Available Funds remaining.

              5.3    Product Payment Reports.  Within 90 days after the end of
                     -----------------------
each calendar quarter for which payments are due under Section 7.4, ALZA shall render an

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accounting to Crescendo, on a product-by-product and country-by-country basis, with respect to all payments due for such quarter under Section 7.4. Such report shall indicate, for such quarter, the quantity and dollar amount of Net Sales of each Developed Technology Product and each Technical Evaluation Product by ALZA and its Affiliates, sublicensees, distributors and marketing partners (and their Affiliates), or other consideration with respect to Net Sales, with respect to which payments are due; provided, however, that if ALZA shall not have received from any foreign sublicensee, distributor or marketing partner a report of its (and its Affiliates') sales for such quarter, then such sales shall be included in the next quarterly report, and payments with respect to such report shall be due in the next quarter. In case no payment is due for any calendar quarter, ALZA shall so report. ALZA shall keep accurate records in sufficient detail to enable the payments due hereunder to be determined.

              5.4    Records; Review by Accountants.  Each of Crescendo and ALZA
                     ------------------------------
shall keep and maintain, in accordance with generally accepted accounting principles, proper and complete records and books of account documenting all Development Costs and amounts paid or payable by ALZA to Crescendo under this Agreement, in the case of ALZA, and remaining Available Funds, in the case of Crescendo. Each of Crescendo and ALZA shall have the right, once in each calendar year during regular business hours and upon reasonable notice to the other party, and at its own expense, to examine or to have examined by a certified public accountant or similar person reasonably acceptable to the other party, pertinent books and records of one another, for the sole purpose of determining the correctness of amounts invoiced, paid or due under this Agreement and the application of Available Funds by Crescendo. Such examination shall take place not later than two years following the year in question, and only one examination may take place with respect to any period as to which such books and records are examined. Each party shall obtain, for itself and for the other party, similar reasonable rights to audit the Development Costs of, and payments with respect to Net Sales by, each third party engaged by Crescendo pursuant to Section 3.1 or appointed or permitted by ALZA to commercialize any product as to which payments are due to Crescendo hereunder.

         6.   Technology Licensed For Development.
              -----------------------------------

              6.1    License to Use ALZA Technology.  Crescendo hereby grants to
                     ------------------------------
ALZA a sublicense to use the ALZA Technology licensed to Crescendo under the Technology License Agreement solely for the purpose of conducting the activities contemplated hereunder.

              6.2    Termination of License.  Termination of the license granted
                     ----------------------
under the Technology License Agreement automatically shall terminate the sublicense to the ALZA Technology granted to ALZA pursuant to Section 6.1.

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         7.   Ownership of Crescendo Products and Developed Technology;
              --------------------------------------------------------
              Patents; Payments to Crescendo.
              ------------------------------

              7.1    Ownership of Crescendo Products.  Unless Crescendo agrees
                     -------------------------------
otherwise, all Crescendo Products will be owned by Crescendo or, in the case of a product licensed from a third party (or a product incorporating a Therapeutic Agent licensed from a third party), exclusively licensed to Crescendo on a worldwide basis, with the right to sublicense, and otherwise on terms granting rights substantially similar to those rights Crescendo would have as an owner, in either case subject to the License Option.

              7.2    Ownership of Developed Technology.  As between ALZA and
                     ---------------------------------
Crescendo, ALZA shall own all Developed Technology (which shall be part of the ALZA Technology), subject to the Technology License Agreement.

              7.3    Patents Covering Developed Technology.  ALZA shall
                     -------------------------------------
determine whether and to what extent to seek and maintain United States and/or foreign patents covering any Developed Technology. Any such patents and applications therefor shall be in ALZA's name and shall be owned by ALZA. Crescendo and ALZA each shall pay one-half of the costs of obtaining and maintaining any such patents during the term of this Agreement.

              7.4    Payments Based on Sales of Developed Technology Products
                     --------------------------------------------------------
and Technical Evaluation Products.
----------------------------------

                     (a) ALZA shall pay Developed Technology Royalties to Crescendo, on a country-by-country basis, equal to 1% of Net Sales in the relevant country of each Developed Technology Product. Only one payment under this Section 7.4 shall be payable by ALZA to Crescendo with respect to Net Sales of each Developed Technology Product in any country, regardless of the number of patents covering such Developed Technology Product in such country. Subject to
Section 7.5, payments with respect to sales of a Developed Technology Product in any country shall be made by ALZA until the expiration of the last to expire of the patent or patents covering such Developed Technology Product in any country.

                     (b) ALZA shall make Technical Evaluation Product Payments to Crescendo equal to 1% of Net Sales of each Technical Evaluation Product. Subject to Section 7.5, payments with respect to sales of a Technical Evaluation Product shall be made by ALZA until seven years after the first commercial sale of such Technical Evaluation Product in the first Major Market Country in which such product is commercially sold.

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                     (c)  In determining payments due under this Section 7.4,
Net Sales by ALZA shall be reduced by the dollar amount of any license or similar payments made by or due from ALZA or its Affiliates to third parties with respect to any such sales of such Developed Technology Product or Technical Evaluation Product. If license or similar payments are made to third parties with respect to sales of such products and to sales of other products, ALZA shall allocate such payments, if necessary, in a commercially reasonable manner.

                     (d) Notwithstanding the foregoing, if a product is both a Developed Technology Product and a Technical Evaluation Product, amounts payable under this Section 7.4 with respect to such product for any period of time shall be limited to 1% of Net Sales.

              7.5    Buy-Out of Payments Based on Sales of Developed Technology
                     ----------------------------------------------------------
Products and Technical Evaluation Products.
------------------------------------------

                     (a) ALZA shall have the option with respect to each Developed Technology Product and each Technical Evaluation Product, in its discretion, at any time after the end of the twelfth calendar quarter during which such product was commercially sold in a country, to buy out its remaining obligation to make payments under Section 7.4 with respect to sales of such Developed Technology Product or Technical Evaluation Product in such country. The buy-out price shall be an amount equal to 15 times the payments made by or due from ALZA to Crescendo under Section 7.4 with respect to sales of such Developed Technology Product or Technical Evaluation Product in such country for the four calendar quarters immediately preceding the quarter in which the buy-out option is exercised.

                     (b) ALZA shall have the option with respect to each Developed Technology Product and each Technical Evaluation Product, in its discretion, at any time after the end of the twelfth calendar quarter during which such product was commercially sold in either the United States or two other Major Market Countries, to buy out its remaining worldwide obligations to make payments under Section 7.4 with respect to sales of such Developed Technology Product or Technical Evaluation Product. The buy-out price shall be an amount equal to (i) 20 times (A) the payments made by or due from ALZA to Crescendo under Section 7.4 with respect to sales of such Developed Technology Product or Technical Evaluation Product, plus (B) such payments as would have been made by or due from ALZA to Crescendo if ALZA had not exercised any country-specific buy-out option with respect to such Developed Technology Product or Technical Evaluation Product, in each case, for the four calendar quarters immediately preceding the quarter in which the buy-out option is exercised, less (ii) any amounts previously paid to exercise any country-specific buy-out option with respect to such Developed Technology Product or Technical Evaluation Product.

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              7.6    Payments.  Payments shown by each calendar quarter report
                     --------
described in Section 5.3 to have accrued shall be due and payable on the date the report is due and shall be paid in United States dollars. Any and all taxes due or payable on such payments or with respect to the remittance thereof shall be deducted from such payments and shall be paid by ALZA to the proper taxing authorities, and proof of payment shall be secured and sent to Crescendo as evidence of such payment. The rate of exchange to be used in computing the amount of United States dollars due to Crescendo in satisfaction of payment obligations with respect to sales in foreign countries shall be calculated by converting the amount due in such foreign currency into United States dollars based on the rate for the purchase of United States dollars with such currency as published in the Wall Street Journal on the last business day of the calendar quarter for which payment is being made.

              7.7    Certain Foreign Payments.  If governmental regulations
                     ------------------------
prevent remittance from any foreign country of any amounts due under Section 7.4 with respect to that country, ALZA shall so notify Crescendo in writing, and the obligation under this Agreement to make payments with respect to sales in that country shall be suspended (but the amounts due but not paid shall continue to accrue) until such remittances are possible. Crescendo shall have the right, upon written notice to ALZA, to receive payment in any such country in the local currency.

              7.8    Late Payments.  Any payments due hereunder that are not
                     -------------
made when due shall accrue interest at the lesser of 10% per annum or the maximum rate as may be allowed by law, beginning on the date when Crescendo notifies ALZA that such payments are overdue.

         8.   Access to Information; Confidentiality.
              --------------------------------------

              8.1    Access.  Subject to the terms of this Agreement, each party
                     ------
shall be permitted access to the premises of the other during normal business hours, for the purpose of monitoring the progress of activities under this Agreement. Each party shall keep full and complete records and notebooks containing all experiments performed during its work under this Agreement and the results thereof. Such items and copies of all documentation shall be available during normal business hours for inspection by the other party. In addition, each party shall provide to the other such other information as reasonably may be requested.

              8.2    Third Parties.  Crescendo and ALZA shall cause each third
                     -------------
party engaged pursuant to Section 3.1 or 3.2 to provide access similar to that to be provided pursuant to Section 8.1, for the benefit of both Crescendo and ALZA.

              8.3    Product Lists.  ALZA shall maintain a complete list of
                     -------------
Crescendo Products, Developed Technology Products and Technical Evaluation Products at all times. Confirmation of the completeness and accuracy of such list shall be made at any time upon the reasonable request of Crescendo.

              8.4    Confidentiality.  During the term of this Agreement and
                     ---------------
for a period of ten years following its termination, each party shall maintain in confidence all Proprietary Rights of the other; provided, however, that nothing contained herein shall prevent either party from disclosing any Proprietary Rights to the extent that such Proprietary Rights (a) are required to be disclosed in connection with selecting and developing Crescendo Products, conducting Technical Evaluations, conducting related activities, securing necessary governmental authorization for the marketing of Crescendo Products, or directly or indirectly making, using or selling Crescendo Products, as permitted or provided for in the agreements between the parties, (b) are required to be disclosed by law for the purpose of complying with governmental regulations, (c) are disclosed to sublicensees, distributors or marketing partners or potential sublicenses, distributors or marketing partners permitted under the agreements between the parties in connection with the proposed or actual development, manufacturing or marketing of Crescendo Products, subject to similar obligations of confidentiality on the part of such third parties as required by the agreements between the parties, (d) are known to or used by the recipient prior to the date hereof (other than through disclosure by or on behalf of the other party) as evidenced by the recipient's written records , (e) are lawfully disclosed to the recipient by a third party having the right to disclose such information to the recipient, or (f) either before or after the time of disclosure to the recipient, become known to the public other than by an unauthorized act or omission of the recipient or any of the recipient's employees or agents; provided that clause (d) does not give ALZA the right to disclose Proprietary Rights that relate exclusively to the Identified Products; provided further that, Crescendo may disclose ALZA Proprietary Rights to third parties only in accordance with the provisions of Section 10.3 hereof and in accordance with the provisions of the Technology License Agreement. The obligations of each of the parties pursuant to this Section 8.4 shall survive the termination of this Agreement for any reason. Any breach of this Section 8.4 may result in irreparable harm, and in the event of a breach, the aggrieved party shall be entitled to seek injunctive relief (without the need to post a bond) in addition to any other remedies available at law or in equity.

         9.   Public Disclosure.
              -----------------

              9.1    Public Disclosure.  The parties will work together with
                     -----------------
respect to public statements disclosing the status of and results under Product Development Programs and related matters. Except to the extent previously disclosed pursuant to the terms hereof, neither party shall disclose to third parties nor originate any publicity, news release or public announcement, written or oral, whether to the public, the press, stockholders or otherwise, referring to activities conducted, or the parties' performance under, this Agreement, except such announcements, as in the opinion of the counsel for the party making such announcement, are required by law, including United States securities laws, rules or regulations, without the prior written consent of the other party. If a party decides to make an announcement it believes to be required by law with respect to this Agreement, it will give the other party such notice as is reasonably practicable and an opportunity to comment upon the announcement.

         10.  Covenants.
              ---------

              10.1   Use of Available Funds.  Unless ALZA agrees otherwise,
                     ----------------------
Crescendo agrees to expend all Available Funds for activities undertaken pursuant to this Agreement. Pending application of all Available Funds as set forth above, Available Funds shall be invested in securities issued or guaranteed as to principal and interest by the United States, or by a person controlled or supervised by or acting as an instrumentality of the government of the United States pursuant to authority granted by the Congress of the United States, or any certificate of deposit for any of the foregoing, or any other types of high quality marketable investment securities that are proposed by Crescendo and are approved by ALZA in its sole discretion.

              10.2   Negative Pledge.  Crescendo shall not create, incur,
                     ---------------
assume or suffer to exist any lien upon or with respect to, or otherwise take any action with respect to, Available Funds so as to prevent or interfere with full expenditure of such funds for activities under this Agreement in accordance with Section 10.1.

              10.3   No Inconsistent Agreements.  Without the written consent of
                     --------------------------
ALZA, Crescendo shall not enter into any agreement or arrangement that is in any way inconsistent with or that could adversely affect ALZA Technology or ALZA's rights under any agreement between ALZA and Crescendo, or that is in any way inconsistent with or that could adversely affect ALZA's rights as holder of the Class B Common Stock of Crescendo. Crescendo must include in any agreement between Crescendo and a third party relating to Crescendo Products and/or activities hereunder such provisions as ALZA reasonably deems appropriate to protect ALZA Technology and to protect ALZA's rights under any agreement between ALZA and Crescendo and as a holder of the Class B Common Stock of Crescendo (including ALZA's rights under the Purchase Option).

         11.  Effective Date;  Term and Termination.
              -------------------------------------

              11.1   Effective Date.  The effective date of this Agreement
                     --------------
shall be the date of the Distribution.

              11.2   Automatic Termination.  This Agreement shall terminate upon
                     ---------------------
exercise or expiration of the Purchase Option, except that ALZA's obligations to make payments to Crescendo with respect to Developed Technology Products and Technical Evaluation Products shall continue after expiration of the Purchase Option as provided in Section 7 hereof.

              11.3   Other Termination.  Either party may, in its discretion,
                     -----------------
terminate this Agreement in the event that the other party:

                     (a) breaches any material obligation hereunder or under the Technology License Agreement, the License Option Agreement, or any license thereunder, and such breach continues for a period of 60 days after written notice thereof by the terminating party to the other party; or

                     (b) enters into any proceeding, whether voluntary or otherwise, in bankruptcy, reorganization or arrangement for the appointment of a receiver or trustee to take possession of its assets or any other proceeding under any law for the relief of creditors, or makes an assignment for the benefit of its creditors.

         12.  Force Majeure.
              -------------

              12.1   Force Majeure.  Neither party to this Agreement shall be
                     -------------
liable for failure or delay in the performance of any of its obligations hereunder, if such failure or delay is due to causes beyond its reasonable control including, without limitation, acts of God, earthquakes, fires, strikes, acts of war, or intervention of any governmental authority, but any such delay or failure shall be remedied by such party as soon as possible after the removal of the cause of such failure or delay.

         13.  Miscellaneous.
              -------------

              13.1   Waiver, Remedies and Amendment.  Any waiver by either party
                     ------------------------------
hereto of a breach of any provisions of this Agreement shall not be implied and shall not be valid unless such waiver is recited in writing and signed by such party. Failure of any party to require, in one or more instances, performance by the other party in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of the future performance of any such terms or conditions or of any other terms and conditions of this Agreement. A waiver by either party of any term or condition of this Agreement shall not be deemed or construed to be a waiver of any other term or condition of this Agreement. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be a limitation of any other remedy, right, undertaking, obligation or agreement of either party. This Agreement may not be amended except in a writing signed by both parties.

              13.2   Assignment.  Neither party may assign its rights and
                     ----------
obligations hereunder without the prior written consent of the other party, which consent may not be unreasonably withheld; provided, however, that ALZA may assign such rights and obligations hereunder to an Affiliate of ALZA or to any person or entity with which ALZA is merged or consolidated or which acquires all or substantially all of the assets of ALZA.

              13.3   Arbitration.
                     -----------

                     (a) All disputes which may arise under, out of or in connection with this Agreement shall be settled by arbitration conducted in the city of San Francisco, State of California, in accordance with the then existing rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The parties hereby agree that service of any notices in the course of such arbitration at their respective addresses as provided for in Section 13.7 of this Agreement shall be valid and sufficient.

                     (b) In any arbitration pursuant to this Section 13.3, the award shall be rendered by a majority of the members of a board of arbitration consisting of three members who shall be appointed by the parties jointly, or if the parties cannot agree as to three arbitrators within 30 days after the commencement of the arbitration proceeding, then one arbitrator shall be appointed by ALZA and one arbitrator shall be appointed by Crescendo within 60 days after the commencement of the arbitration proceeding. The third arbitrator shall be appointed by mutual agreement of such two arbitrators. In the event of failure of the two arbitrators to agree within 75 days after commencement of the arbitration proceeding upon the appointment of the third arbitrator, the third arbitrator shall be appointed by the American Arbitration Association in accordance with its then existing rules. Notwithstanding the foregoing, in the event that any party shall fail to appoint an arbitrator it is required to appoint within the specified time period, such arbitrator and the third arbitrator shall be appointed by the American Arbitration Association in accordance with its then existing rules. For purposes of this Section 13.3, the "commencement of the arbitration proceeding" shall be deemed to be the date upon which a written demand for arbitration is received by the American Arbitration Association from one of the parties.

              13.4   Counterparts.  This Agreement may be executed in any
                     ------------
number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute this Agreement.

              13.5   Governing Law.  This Agreement shall be governed by and
                     -------------
construed in accordance with the laws of the state of California as applied to residents of that state entering into contracts to be performed in that state.

              13.6   Headings.  The section headings contained in sections of
                     --------
this Agreement are included for convenience only and form no part of the Agreement between the parties.

              13.7   Notices.  Notices required under this Agreement shall be in
                     -------
writing and sent by registered or certified mail, postage prepaid, or by facsimile and confirmed by registered or certified mail, postage prepaid, and addressed as follows:

              If to ALZA:               ALZA Corporation
                                        950 Page Mill Road
                                        Palo Alto, CA 94304
                                        Facsimile: __________________
                                        Attention:  Senior Vice President
                                                    and General Counsel

              If to Crescendo:          Crescendo Pharmaceuticals Corporation
                                        1454 Page Mill Road
                                        Palo Alto, CA 94304
                                        Facsimile: __________________
                                        Attention:   President and Chief
                                                     Executive Officer

All notices shall be deemed to be effective five days after the date of mailing or upon receipt if sent by facsimile (but only if followed by certified or registered confirmation). Either party may change the address at which notice is to be received by written notice pursuant to this Section 13.7.

              13.8   Severability.  If any provision of this Agreement is held
                     ------------
by a court of competent jurisdiction to be invalid or unenforceable, it shall be modified, if possible, to the minimum extent necessary to make it valid and enforceable or, if such modification is not possible, it shall be stricken and the remaining provisions shall remain in full force and effect.

              13.9   Relationship of the Parties.  For purposes of this
                     ---------------------------
Agreement, Crescendo and ALZA shall be deemed to be independent contractors, and anything in this Agreement to the contrary notwithstanding, nothing herein shall be deemed to constitute

Crescendo and ALZA as partners, joint venturers, co-owners, an association or any entity separate and apart from each party itself, nor shall this Agreement constitute any party hereto an employee or agent, legal or otherwise, of the other party for any purposes whatsoever. Neither party hereto is authorized to make any statements or representations on behalf of the other party or in any way obligate the other party, except as expressly authorized in writing by the other party. Anything in this Agreement to the contrary notwithstanding, no party hereto shall assume or be liable for any liabilities or obligations of the other party, whether past, present or future.

              13.10  Survival.  The provisions of Sections 1, 7, 8.3, 8.4, 11,
                     --------
13.1, 13.3, 13.5, 13.6, 13.7, 13.8, 13.9, and this Section 13.10, and of
Sections 4 and 5 to the extent of obligations under such sections relating to periods prior to termination of this Agreement, shall survive the termination for any reason of this Agreement. Any payments due under this Agreement with respect to any period prior to its termination shall be made notwithstanding the termination of this Agreement. Neither party shall be liable to the other due to the termination of this Agreement as provided herein, whether in loss of good will, anticipated profits or otherwise.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

                                    ALZA CORPORATION



                                    By:
                                       ------------------------------------
                                    Title:
                                          ---------------------------------

                                    CRESCENDO PHARMACEUTICALS CORPORATION



                                    By:
                                       ------------------------------------
                                    Title:
                                          ---------------------------------

                                    EXHIBIT A

                                DEVELOPMENT COSTS


Development Costs are equal to the sum of (i) Research Expenses, (ii) General and Administrative Expenses and (iii) Capital Asset Expenditures.

         (i) Research Expenses include both Direct Expenses and Indirect Expenses, with the cost elements outlined on Exhibit A-1.

                  (a) Direct Expenses include Direct Research Salaries, Clinical Expenses, Supplies and other expenses incurred specifically in connection with the Program.

                  (b) Indirect Expenses include Research Management and support costs of the research and product development organization. (Indirect Expenses are allocated to all projects and billed to clients at a fixed rate* of 160% of Direct Research Salaries.)

         (ii) General and Administrative Expenses include cost elements outlined on Exhibit A-2. (General and Administrative Expenses are allocated among the research and product development, manufacturing and marketing organizations. The portion allocated to the research and product development organization is then allocated to all projects and billed to clients at a fixed rate* of 80% of Direct Research Salaries.)

         (iii) Capital Asset Expenditures are the actual costs of new capital assets acquired specifically for the project.

--------------
    * This fixed billing rate will not be changed prior to January 1, 1998 and, if changed on or after January 1, 1998, such changes will be limited to not more than one change per calendar year and shall be a maximum of 10% of the rate in effect at the time of the increase.

                                   EXHIBIT A-1

                                Research Expenses
                                -----------------

Direct Expenses
---------------

Direct Research Salaries*

Project Clinical Expenses and Outside Services

Project Specific Supplies

Project Travel and Related Expenses

Miscellaneous Project Expenses

Regulatory and Filing Fees and Maintenance Payments


Indirect Expenses
-----------------

Research Management and Indirect Salaries*

General Research Supplies and Materials

General Research Consulting and Outside Services

Facilities Expenses

Telephone and Communications

Equipment Depreciation, Rent, Maintenance and Services

Research Travel and Related Expenses

Patent and Trademark Expenses

Miscellaneous Indirect Research Expenses





*Salaries include Benefits

                                   EXHIBIT A-2

                       General and Administrative Expense
                       ----------------------------------



Corporate Management, Administrative, and Indirect Salaries*

Telephone and Communications

Equipment Depreciation, Rent, Maintenance and Services

Board of Directors and Corporate Consulting

Annual Audit, Accounting and Legal Expenses

Facilities Expenses

Information Services (Data Processing) Expenses

Interest Expense

Miscellaneous General and Administrative Expenses









*Salaries include Benefits